UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 27, 2012

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 15, 2012, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, nominees for election as directors and the other proposals to be considered at the meeting is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2011 and comment on our outlook for the remainder of 2012. The report will be followed by a question and answer period.

We hope that you will plan to attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 15th.

Sincerely,

C. Allen Bradley, Jr.

Chairman and

Chief Executive Officer

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 15, 2012

The 2012 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 15, 2012, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2015 annual meeting of shareholders;

2.	to take action on a proposal to approve a new equity and incentive compensation plan;

3.	to approve the Company’s executive compensation;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012; and

5.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for 2011. Holders of record of the Company’s common stock as of the close of business on April 23, 2012 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

C. Allen Bradley, Jr.

Chairman and

Chief Executive Officer

DeRidder, Louisiana

April 27, 2012

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2012 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 3, 2012.

Record holders of the Company’s common stock as of the close of business on April 23, 2012 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 23, 2012, there were 18,150,262 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of three directors to serve until the 2015 annual meeting of shareholders;

•	FOR the adoption of a new equity and incentive compensation plan;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012; and

•

at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting. If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2012, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 – Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 – Approval of new equity and incentive compensation plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 4 – Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 4 – Ratification of the appointment of Ernst & Young LLP	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials, conduct our broker search, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2015. This section contains information relating to the three director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Philip A. Garcia, Randy Roach and Millard E. Morris. All currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2015

Philip A. Garcia, C.P.A., age 55, was appointed as a director of the Company in January 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. In 2011, Erie Insurance Group was the 20th largest property and casualty insurer in the United States based on premiums written. He is licensed as a Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a public property and casualty insurance company, as evidenced by his prior service as chief financial officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of property and casualty company operations, as well as an understanding of the current economic and other challenges facing our industry. He, together with Mr. Young, serves as our designated “audit committee financial expert.”

Randy Roach, age 61, has served as a director of the Company since March 2007. Mr. Roach has served as the Mayor of Lake Charles, Louisiana since 2000. He is a former member of the House of Representatives of the Louisiana Legislature. Mr. Roach is Vice Chairman of the Louisiana Funding Review Panel, a body created by the Louisiana Legislature to study and make recommendations relating to statewide retirement systems for local employees. Mr. Roach is a member of the United States Environmental Protection Agency’s Local Government Advisory Committee. He is a director of The First National Bank of Louisiana and has been a member of the Louisiana State Bar Association since 1976.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful to the Nominating and Corporate Governance Committee.

Millard E. Morris, age 67, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Since 1996, he has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

In connection with our annual meeting of shareholders in 2009, Institutional Shareholder Services, or ISS, recommended that our shareholders “withhold” authority with respect to the election of Millard Morris to our Board. The proxy voting guidelines published by ISS provide that any person that is a former chief executive officer or company founder is an “affiliated outsider,” and as such is not an independent director. The ISS guidelines provide that ISS will recommend a “withhold” vote for any “affiliated outsider” that also serves on an audit committee, compensation committee or a nominating/governance committee. This ISS guideline is permanent - meaning that ISS policy would never permit Mr. Morris to serve on any Amerisafe’s three principal committees.

Under the NASDAQ Corporate Governance Standards, a former CEO is independent three years after he is no longer an officer (absent any other factor that may affect independence). The NASDAQ standards do not address company founders in the context of determining independence. Moreover, the ISS guidelines applicable to former officers, other than the CEO, permit an individual to be considered independent five years after that individual is no longer an officer.

The Amerisafe Board has determined that Mr. Morris is independent under the NASDAQ Corporate Governance Standards. In determining that Mr. Morris was independent, the Board considered, among other things, that:

•	Mr. Morris has not been an officer of the Company since 1997, or almost 15 years.

•	Mr. Morris receives no pension benefits or other compensation as a result of his former service as an officer of Amerisafe.

•

Mr. Morris beneficially owns 100,016 shares of our common stock, representing less than one percent of the outstanding shares. Mr. Morris purchased substantially all of these shares in the market since becoming a director.

•	Mr. Morris was not a director of Amerisafe from August 2005 until June 2007, a period of almost two years.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Current Directors whose terms expire at the Annual Meeting in 2014

C. Allen Bradley, Jr., age 60, has served as Chairman of the Board since 2005 and Chief Executive Officer since 2003. He served as President from 2002 until August 2010. Mr. Bradley has served as a director since 2003. He joined the Company in 1994, and in addition to the positions described above, Mr. Bradley has served in various other executive capacities, including Chief Operating Officer, General Counsel and Secretary. He has also managed various departments of the Company, including underwriting operations and safety services. Prior to joining the Company, he was engaged in the private practice of law.

Mr. Bradley’s over 17 years of experience with the Company, culminating in his service as the Company’s Chief Executive Officer, gives him unique knowledge of the Company’s business and the insurance industry. His long-term experience with the Company in various roles provides valuable insight about operational and strategic matters impacting the Company.

Austin P. Young III, C.P.A., age 71, has served as a director of the Company since 2005. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation for more than eight years, and was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation, an insurance and financial services holding company. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Insperity, Inc., a human resources outsourcing company, and Tower Group, Inc., a property and casualty insurance holding company. He holds an accounting degree from the University of Texas and is a licensed Certified Public Accountant in Texas and New York. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Mr. Young’s significant experience as a partner at an international accounting firm and in senior financial positions at various companies provides a solid background that enables him to advise the Board on financial and audit-related matters. This experience also enables him to serve as chair of the Audit Committee and as an “audit committee financial expert.” Additionally, his service on the boards of two other public companies, including one in the insurance industry, provides valuable insight as to current trends in the insurance industry and in public company governance.

Current Directors whose terms expire at the Annual Meeting in 2013

Jared A. Morris, age 37, has served as director of the Company since 2005. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corp. and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the boards of directors of First National Bank of DeRidder and Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris has been the chair of the Nominating and Corporate Governance Committee for six years and has taken a leading role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, also enhance the Board’s business sophistication.

Daniel Phillips, age 65, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries headquartered in Baton Rouge, Louisiana. He founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Sean M. Traynor, age 43, has served as a director of the Company since 2001. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in 1999. Mr. Traynor also serves as a director for Universal American, a health insurer, and U.S. Oncology, a provider of care and diagnostic services to cancer patients, and several private companies. He previously served as a director of Select Medical Holdings Corporation, an owner of hospitals and clinics, from 2005 to 2010.

Mr. Traynor has more than ten years of experience as a director of the Company and as a partner in a firm that acquires and manages insurers and healthcare companies. Mr. Traynor’s experience with companies in these industries provides valuable insight to the Board regarding industry trends that affect the Company.

PROPOSAL 2

APPROVAL OF THE

AMERISAFE, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

The Board approved the AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “Incentive Plan”) on February 29, 2012, subject to shareholder approval at the Annual Meeting. If approved by our shareholders, the Incentive Plan will expire in 2022.

The purpose of the Incentive Plan is to attract, retain and motivate non-employee directors, officers, key employees and consultants by providing incentives for superior performance. The Board believes that equity-based incentive compensation programs are an important element of our continued financial and operational success, and that the Incentive Plan will serve the dual purpose of motivating key individuals to achieve performance objectives related to our overall goal of increasing shareholder value and further aligning the interests of these key individuals with those of our shareholders.

We are required to obtain shareholder approval of the Incentive Plan under the NASDAQ Stock Market rules. In addition, shareholder approval is necessary to ensure that certain awards made to our executive officers satisfy the requirements for the income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, or the Code. Also, although we do not expect to grant option rights under the Incentive Plan at this time, shareholder approval of the Incentive Plan is required if we wish to grant “incentive stock options” to employees under Section 422 of the Code.

The affirmative vote of a majority of the holders of our common stock entitled to vote and present at the Annual Meeting is required to approve the Incentive Plan. Accordingly, abstentions will have the effect of a vote against this proposal. Broker non-votes will not have any effect on the adoption of this proposal.

You are being asked to approve the Incentive Plan. You should read and understand the terms of the Incentive Plan before you vote. The highlights of the Incentive Plan are set forth below, followed by a summary description of the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement as Appendix A, and the following summaries are qualified in their entirety by reference to Appendix A.

The Board recommends a vote “FOR” approval of the Incentive Plan.

Highlights of the Incentive Plan

The Incentive Plan authorizes the grant of equity-based compensation in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units, and other types of awards for the purpose of providing our non-employee directors, officers and key employees with incentives and rewards for superior performance. Some of the key features of the Incentive Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Incentive Plan.”

Administration. The Incentive Plan will be administered by our Compensation Committee. The Compensation Committee may delegate its authority under the Incentive Plan to a subcommittee. The Compensation Committee may also delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, administrative duties or powers to do one or both of the following (subject to certain limitations described in the Incentive Plan):

•	designate employees to receive awards under the Incentive Plan; and

•	determine the size of any such awards.

Incentive Plan Limits. Total awards under the Incentive Plan are limited to 500,000 shares. The Incentive Plan also contains individual award and aggregate award limitations, as described below.

No Liberal Recycling Provisions. Only shares with respect to awards granted that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Incentive Plan. The following shares will not be added back to the aggregate plan limit:

•	shares tendered or used in payment of the option price;

•	shares withheld by us to satisfy any tax withholding obligation; and

•

shares that are repurchased by us with option right proceeds. Further, all shares covered by appreciation rights that are exercised and settled in shares, whether or not all shares are actually issued to the participant upon exercise of the rights, will be considered issued or transferred pursuant to the Incentive Plan.

No Repricing. The repricing of underwater grant options and appreciation rights is prohibited under the Incentive Plan without shareholder approval.

Early Vesting or Termination of Restrictions. The Incentive Plan provides that an award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, that award by virtue of the retirement, death or disability of a participant or upon a “change in control” where either (a) the participant is involuntarily terminated other than for “cause” or terminates his or her employment for “good reason” within a specified period or (b) the award is not assumed or converted into a replacement award as required under the Incentive Plan or the award grant. The definitions of “change in control”, “cause” and “good reason” are summarized below.

Dividends and Dividend Equivalents. The Incentive Plan provides that dividends or other distributions on awards (other than option rights or appreciation rights) that are earned or that have restrictions that lapse as a result of the achievement of “management objectives” will be deferred until and paid contingent upon the achievement of those management objectives.

Other Features.

•	The Incentive Plan provides that no option rights or appreciation rights may be granted with an exercise or base price less than the fair market value of our common stock on the date of grant.

•	The Incentive Plan is designed to allow awards made under the Incentive Plan to qualify as performance-based compensation under Section 162(m) of the Code.

•

If the Incentive Plan is approved by shareholders, then no new award grants under the AMERISAFE, Inc. 2005 Equity Incentive Plan will be made from and after the date the Incentive Plan is approved by shareholders.

Summary of the Incentive Plan

Term. If approved by our shareholders, the Incentive Plan will become effective on the date of the approval and will terminate ten years from the effective date, although the Board may, in its discretion, terminate the Incentive Plan at any time. In either event, termination will not affect the rights of participants under any awards then outstanding under the Incentive Plan.

Eligibility. Current employees and consultants of the Company and its subsidiaries, non-employee directors of the Company, and prospective officers and employees of the Company and its subsidiaries who have agreed to commence serving within 90 days of the date of grant of an award are eligible to participate in the Incentive Plan, provided that those persons are selected by the Compensation Committee to receive awards under the Incentive Plan. Approximately 417 employees (not including officers), 25 officers, including five executive officers, seven non-employee directors and one consultant currently qualify to participate in the Incentive Plan. The

Compensation Committee will determine which persons will receive awards and the number of shares subject to such awards. Although all employees were eligible to receive awards under the 2005 Equity Plan, the Compensation Committee made awards under that plan only to senior management.

Incentive Plan Limits. The maximum number of shares of common stock that may be issued or transferred:

•	upon the exercise of option rights or appreciation rights,

•	as restricted shares and released from substantial risk of forfeiture,

•	in payment of restricted stock units,

•	in payment of performance shares or performance units that have been earned,

•	as awards of shares of common stock to non-employee directors,

•	as other awards granted under the Incentive Plan, or

•	in payment of dividend equivalents paid with respect to awards made under the Incentive Plan,

will not in the aggregate exceed 500,000 shares of common stock (subject to adjustment as described in the Incentive Plan), which may be original issue shares or treasury shares or a combination of the two.

The Incentive Plan provides that shares of common stock covered by an award will not be counted as used unless and until the shares are actually issued and delivered to a recipient. Therefore, the total number of shares of common stock available under the Incentive Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited and cancelled. Upon payment in cash of the benefit provided by any award granted under the Incentive Plan, any shares of common stock that were covered by that award will again be available for issue or transfer. The Incentive Plan also provides that:

•

if shares of common stock are tendered or otherwise used in payment of the option price of an option right, the total number of shares covered by the option right being exercised will count against the aggregate plan limit;

•	shares of common stock withheld by the Company to satisfy tax withholding obligations will count against the aggregate plan limit;

•	shares of common stock that are repurchased by the Company with option right proceeds will not be added to the aggregate plan limit; and

•

the number of shares of common stock covered by an appreciation right, to the extent that it is exercised and settled in shares of common stock, and whether or not shares are actually issued to the recipient upon exercise of the appreciation right, will be considered issued or transferred pursuant to the Incentive Plan.

The number of shares of common stock actually issued or transferred by the Company upon the exercise of incentive stock options will not in the aggregate exceed 500,000 shares, subject to adjustment as provided for in the Incentive Plan. Upon the payment in cash of a benefit provided by any award under the Incentive Plan, any shares that were covered by the award will again be available for issuance or transfer under the Incentive Plan.

The Incentive Plan also provides the following additional limits, subject to adjustment as provided in the Incentive Plan:

•	no participant will be granted option rights or appreciation rights, in the aggregate, for more than 50,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted shares, restricted stock units, performance shares or performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 50,000 shares of common stock during any calendar year;

•

no participant in any calendar year will receive an award of performance units that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code or other award payable in cash having an aggregate maximum value as of the date of grant in excess of $1,500,000; and

•

no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code that has an aggregate maximum value in excess of $1,500,000.

Description of Awards.

The Incentive Plan is an “omnibus” plan under which the Compensation Committee can make equity-based awards in the form of restricted shares, restricted stock units, option rights, appreciation rights, cash incentive awards, performance shares and units, and other types of awards. Each award under the Incentive Plan will be made pursuant to an agreement containing such terms and provisions, consistent with the Incentive Plan, as our Compensation Committee may approve.

Restricted Shares. A grant of restricted shares constitutes an immediate transfer of ownership of the shares of common stock to the recipient in consideration of the recipient’s performance of services. Generally, restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period to be determined by our Compensation Committee on the date of grant or until specified management objectives are achieved. Subject to the substantial risk of forfeiture, restricted shares entitle the recipient to dividend, voting and other ownership rights.

If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the grant date.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any restricted shares that vest upon the achievement of management objectives may not vest sooner than one year from the grant date. The transferability of restricted shares is prohibited or restricted in a manner prescribed by our Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Any grant or sale may require that any or all dividends or other distributions paid on the restricted shares during the period of such restrictions be automatically deferred and reinvested in additional restricted shares, in which case these additional restricted shares would be subject to the same restrictions as the underlying award. Dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units. A grant of restricted stock units constitutes an agreement by the Company to deliver shares of common stock or cash to the recipient in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Compensation Committee may specify. During the applicable restriction period, the recipient may not transfer any rights under the award, will have no rights of ownership in any shares of common stock deliverable upon payment of the restricted stock units, and will have no right to vote those shares. Our Compensation Committee may, at the grant date, authorize the payment of dividend equivalents on restricted stock units on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares underlying restricted stock units with restrictions that lapse as a result of the achievement of specified management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

Restricted stock units with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by our Compensation Committee at the grant date. If the restricted stock units have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year from the date of grant.

Each grant or sale of restricted stock units will also specify the time and manner of payment of the restricted stock units that have been earned.

Option Rights. Option rights provide the recipient with the right to purchase shares of common stock at a price not less than their fair market value on the date of the grant. As of April 23, 2012, the fair market value of our common stock was $26.42 per share. The option price is payable in cash, check or wire transfer, in nonforfeitable and unrestricted shares of common stock already owned by the optionee, through any net exercise arrangement established by our Compensation Committee, by any combination of these methods, or by any other method approved by the Compensation Committee. To the extent permitted by law, a grant of option rights may provide for the deferred payment of the option price on the sale of some or all of the shares obtained from the exercise.

Option rights granted under the Incentive Plan may be option rights that are intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Code. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401(c) of the Code.

No option rights may be exercised more than 10 years from the date of grant. Each grant of an option right will specify the period of continuous service that is necessary before the option right becomes exercisable. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise the option rights. Option rights will not provide for any dividends or dividend equivalents.

Appreciation Rights. Appreciation rights provide the recipient with the right to receive from the Company an amount, determined by our Compensation Committee and expressed as a percentage (not exceeding 100%) of the difference between the base price established for the appreciation rights and the market value of the common stock on the date the rights are exercised. Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or free-standing.

Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing appreciation rights must have a base price per right that is not less than the fair market value of the common stock on the grant date, must specify the period of continuous employment that is necessary before such appreciation rights become exercisable and may not be exercisable more than 10 years from the grant date.

When exercised, appreciation rights may be paid by the Company in cash, common stock or a combination of the two. Any grant of appreciation rights may specify (a) management objectives that must be achieved as a condition to exercising such rights, (b) waiting periods before appreciation rights become exercisable and (c) permissible dates or periods on or during which appreciation rights are exercisable. Appreciation rights will not provide for any dividends or dividend equivalents.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award. A performance share is a bookkeeping equivalent to one share of common stock and a performance unit is a bookkeeping entry equivalent to $1.00 or such other value as determined by our Compensation Committee. Under a grant of a cash incentive award, performance shares or performance units, the Company identifies one or more management objectives that must be met within a specified period (not less than one year). Our Compensation Committee also establishes a minimum level of acceptable achievement for the recipient. If, by the end of the performance period, the recipient has achieved the specified management objectives, the recipient will be deemed to have fully earned the cash incentive award, performance shares or performance units, as the case may be. If the recipient has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the recipient may earn a portion of the cash incentive award, performance shares or performance units, as the case may be.

To the extent earned, the cash incentive award, performance shares or performance units will be paid to the recipient at the time and in the manner determined by our Compensation Committee in cash, shares of common stock or a combination of the two. The grant of performance shares may provide for the payment of dividend equivalents in cash or in shares, subject in all cases to deferral and payment on a contingent basis based on the recipient’s earning of the performance shares or performance units with respect to which such dividend equivalents are paid.

Awards to Non-employee Directors. The Compensation Committee may make grants to non-employee directors of option rights, appreciation rights or other awards, and may grant or sell to non-employee directors shares of common stock, restricted shares or restricted share units. Awards granted to non-employee directors will not be subject to any minimum vesting period. Any option rights or free-standing appreciation rights granted to a non-employee director will not be granted at a price less than the fair market value per share on the date of grant and will expire not more than ten years from the date of grant.

In addition, non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of common stock, restricted shares, restricted share units or other awards under the Incentive Plan in lieu of cash.

At the present time, the Compensation Committee does not expect to make awards under the Incentive Plan to non-employee directors. Currently, all non-employee directors receive a portion of their compensation in the form of restricted stock under a separate plan. See “The Board, Its Committees and Its Compensation—Director Compensation.”

Other Awards. Our Compensation Committee may grant to participants cash awards or other awards (which may include rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock or factors that may influence the value of our shares.

Our Compensation Committee will determine the terms and conditions of any of these other awards at the time of grant, and may specify management objectives, or a minimum level of acceptable achievement, that must be met within a specified period prior to any payment, in whole or in part, being made on such awards. Any shares or restricted common stock that vest upon the achievement of management objectives may not vest earlier than one year from the grant date.

Our Compensation Committee may also require that an award only vest on the passage of time rather than the achievement of management objectives. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period, on an annual basis, as determined by our Compensation Committee on the grant date.

Management Objectives. The Incentive Plan requires that our Compensation Committee establish “management objectives” for purposes of cash incentive awards, performance shares and performance units. When determined by our Compensation Committee, option rights, appreciation rights, restricted shares, restricted stock units, dividend equivalents or other awards may also specify management objectives. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual recipient or the recipient’s division, department, region or function within the Company or subsidiary of the Company. Management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives.

Our Compensation Committee may grant awards subject to management objectives that are either intended or not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more, or a combination, of the following criteria:

•     cash flow/net assets ratio;

•     return on assets, capital or investment;

•     return on equity;

•     earnings per share growth;

•     revenue growth;

•     total shareholder return;

•     loss ratio;

•     expense ratio;

•     combined ratio;

•     direct premiums written or premium volume;

•     net income (before or after taxes);

•     earnings before all or any interest, taxes, depreciation and/or amortization;

•     market share;

•     cost reduction goals;

•     earnings from continuing operations;

•     levels of expense, costs or liabilities;

•     operating profit;

•     sales or revenues;

•     stock price appreciation; or

•     implementation or completion of critical projects or processes.

Except in the case of such award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change in control of the Company) where such action would result in the Company’s loss of the exemption of the award under Section 162(m), if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may, in its discretion, modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Administration. Our Compensation Committee, as constituted from time to time, will administer and interpret the Incentive Plan. The Compensation Committee will be composed of not less than two directors, each of whom must (a) be a “non-employee director” within the meaning of Rule 16b-3 and (b) be an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee may from time to time delegate all or any part of its authority under the Incentive Plan to a subcommittee.

The Compensation Committee may delegate certain administrative powers to officers of the Company, including the powers to designate employees to be recipients of the awards granted under the Incentive Plan and to determine the size and type of the awards granted. Officers may not, however, grant awards to the Company’s directors, officers or beneficial owners of more than 10% of any class of the Company’s equity securities. Any resolution authorizing administrative powers to an officer must set forth the total number of shares related to the awards the officer may grant and the terms of the awards, and the officer must report periodically to our Compensation Committee regarding awards granted pursuant to the delegated authority.

Except in connection with certain corporate transactions described in the Incentive Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding option rights or appreciation rights in exchange for cash, other awards, or option rights or appreciation rights with an option price or base price, as applicable, that is less than the option price of the original option rights or base price of the original appreciation rights, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” option rights and appreciation rights and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the Incentive Plan.

In addition, notwithstanding anything in the Incentive Plan to the contrary, up to 10% of the maximum number of shares of common stock that may be issued or transferred under the Incentive Plan, as may be adjusted as described in the Incentive Plan, may be used for (a) restricted shares, restricted stock units, performance shares and units, and other awards that do not comply with the three-year or one-year vesting requirements set forth in the Incentive Plan or (b) common stock awards granted to non-employee directors.

Transferability. The Compensation Committee may provide for transferability of particular awards under the Incentive Plan, so long as the awards are not transferred in exchange for value or consideration. Otherwise, awards granted under the Incentive Plan will not be transferable by a recipient other than pursuant to a qualified domestic relations order or by will or the laws of descent and distribution. Any award made under the Incentive Plan may provide that any shares of common stock issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments. The number and kind of shares covered by outstanding option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and performance shares and performance units, and the prices per share applicable thereto, are subject to adjustment in certain situations as provided in the Incentive Plan. In addition, for each option right or appreciation right with an option price or base price greater than the consideration offered in connection with any transaction or event described in the adjustment section of the Incentive Plan or any change in control of the Company, our Compensation Committee may in its sole discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right.

Certain Terminations of Employment and Other Events. If permitted by Section 409A and Section 162(m) of the Code, but subject to the following paragraph, in the event of a termination of employment by reason of death, disability or retirement, or in the event of a change in control of the Company, our Compensation Committee may accelerate the date when an award becomes exercisable or the time at which any substantial risk of forfeiture or prohibition on restriction on transfer or any other restriction period will lapse, or waive or modify any other limitation or requirement with respect to any award under the Incentive Plan. Accordingly, notwithstanding any minimum holding or measurement period specified in the Incentive Plan, awards granted under the Incentive Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, that award by virtue of retirement, death or disability of a grantee or upon a change in control where either (a) the grantee is involuntarily terminated other than for “cause” or terminates his or her employment for “good reason” within a specified period or (b) the award is not assumed or converted into a replacement award as required under the Incentive Plan or the applicable award agreement or other evidence of award.

Subject to the anti-repricing provisions of the Incentive Plan, our Compensation Committee may amend the terms of awards granted under the Incentive Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a participant’s death or disability, or a change in control of the Company) where the action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In that case, our Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Subject to adjustment as described in the Incentive Plan, no amendment shall impair the rights of any participant without his or her consent.

Definition of “Change in Control”. In general, a change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Definition of “Cause”. In general, a participant may be terminated for cause under the Incentive Plan as a result of:

•	the participant’s conviction, guilty plea or plea of nolo contendere to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the participant, or the willful or continued failure by the participant (except as a result of disability or illness) to substantially perform his duties to the Company, in either case which has a material adverse effect on the Company; or

•	the willful fraud or material dishonesty of the participant in connection with his performance of duties to the Company or one of our subsidiaries, as the case may be.

However, a participant may not be terminated for cause unless the participant is given 30 days to cure any acts or omissions giving rise to a termination for Cause (other than those acts or omissions described in the first bullet above).

Definition of “Good Reason.”

In general, a participant may terminate his or her employment for good reason under the Incentive Plan if, without the participant’s consent:

•	subsequent to a change in control, there is a material diminution in the participant’s authority, duties or responsibilities;

•	subsequent to a change in control, there is a material reduction in the participant’s base salary;

•

subsequent to a change in control, there is a material reduction in the participant’s ability to earn annual bonus and other incentive compensation that results in a material reduction in the total annual compensation a participant may earn;

•	subsequent to a change in control, the participant’s principal place of employment is relocated to a place that is more than 35 miles from the participant’s prior principal place of business; or

•	there is a material breach by the Company or a Subsidiary of the Incentive Plan or any agreement between the participant and the Company or a Subsidiary.

However, a participant may not terminate his or her employment for good reason unless (a) the participant gives notice of the Company of the event or condition providing the participant with a right to terminate for good reason within 60 days of the occurrence of the event or condition, (b) the Company does not cure the event or condition within 30 days of receiving the notice and (c) the participant terminates employment within 180 days of the occurrence of such event or condition.

Detrimental Activity and Recapture Provisions. The Incentive Plan provides that awards may be cancelled or forfeited (and gains related to such awards may also be forfeited) either if the recipient is found to be engaging in activities detrimental to the Company, including competition with the Company, unauthorized disclosure of the Company’s confidential or proprietary information or activities resulting in termination for “cause,” or if recapture of such awards (including gains related to such awards) is required under the rules and regulations of the Securities and Exchange Commission or the NASDAQ Stock Market.

Amendments and Miscellaneous. The Incentive Plan may be amended by our Board so long as any amendment that would materially increase the benefits accruing to participants under the Incentive Plan, would materially increase the number of securities which may be issued under the Incentive Plan, would materially modify the requirements for participation in the Incentive Plan or must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market is not effective until that approval has been obtained.

Except with respect to option rights and appreciation rights, our Compensation Committee may permit recipients to elect to defer the issuance of shares of common stock or the settlement of awards in cash under procedures set forth by our Compensation Committee and intended to comply with Section 409A of the Code. The Compensation Committee may also provide that deferral settlements include payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares of common stock.

The Incentive Plan and all actions taken pursuant to the Incentive Plan are governed by the laws of the State of Texas.

If the Incentive Plan is approved by shareholders, then no new awards under the AMERISAFE, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) will be made from and after the date the Incentive Plan is approved by shareholders. No awards have been made under the 2005 Plan since December 31, 2011. Prior to the Annual Meeting, the Compensation Committee will not grant awards under the 2005 Equity Plan, except the Compensation Committee may make awards of up to 20,000 shares to any new officer or any person that is promoted prior to the Annual Meeting.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Incentive Plan based on Federal income tax laws in effect on January 1, 2012. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants.

Restricted Shares. The recipient of shares of restricted common stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of those shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common stock on the date that those shares are transferred to the recipient under the award (reduced by any amount paid by the participant for those restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Nonqualified Option Rights. In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted, (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the positive difference, if any, between the option price paid for the shares of common stock and the fair market value of the common stock, if unrestricted, on the date of exercise, and (c) at the time of sale of shares of common stock acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of those shares is made by such optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment in respect of the earn-out of cash incentive awards, performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock received.

Long-Term Incentive Awards. No income generally will be recognized by the grant of the long-term incentive awards, subject to shareholder approval of the Incentive Plan, in February 2012. Upon payment in respect of the earn-out of the long-term incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock received.

Tax Consequences to the Company or a Subsidiary. To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or a subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million annual limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

Generally, awards to be granted under the Incentive Plan are discretionary. Therefore, with the exception of awards described below, it is not possible to determine the benefits or the amounts to be received under the Incentive Plan by the individuals eligible to participate in the Incentive Plan.

Grant of Long-Term Incentive Awards

On March 22, 2012, a subcommittee of our Compensation Committee granted, subject to shareholder approval of the Incentive Plan, long-term incentive awards to each of our five executive officers. The long-term incentive awards are governed by the Incentive Plan and award agreements evidencing the awards. Among other things, the long-term incentive awards provide a target value amount that may be earned by the recipient under the long-term incentive award, which amount will, be paid in shares of our common stock, subject to certain limited exceptions. The table below sets forth the target value amount with respect to the awards granted to each of our executive officers. As of April 23, 2012, no other long-term incentive awards have been made to any other officer, employee or director of the Company.

The actual amount, if any, that a recipient will earn under their long-term incentive award is dependent on the Company’s total shareholder return over a three-year performance period beginning on January 1, 2012 and ending December 31, 2014, as well as on the Company’s performance during that performance period relative to a designated peer group selected by a subcommittee of our Compensation Committee, using the following criteria: combined ratio, growth in direct premiums written and total return on invested assets. Accordingly, the amount earned under the long-term incentive award may be less than or greater than the target value set in the award. However, in no event may a recipient receive more than 150% of the target value under this long-term incentive award. Payments under each long-term incentive award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the long-term incentive award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by a subcommittee of our Compensation Committee.

Grant of Restricted Stock Awards

On March 22, 2012, a subcommittee of our Compensation Committee granted, subject to shareholder approval of the Incentive Plan, restricted stock awards to two of our executive officers. As of April 23, 2012, no other restricted stock awards have been made to any other officer, employee or director of the Company under the Incentive Plan. The table below sets forth the number of shares of restricted stock granted to each named executive officer. Subject to certain exceptions, the restrictions applicable to the shares awarded will lapse so long as the recipients continue to remain employed by us until March 22, 2015.

The following table sets forth the long-term incentive awards and shares of restricted stock awards that were made by a subcommittee of our Compensation Committee, subject to shareholder approval of the Incentive Plan.

AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan

Name and Position	Dollar Value of Long-Term Incentive Awards (1)	Dollar Value of Restricted Stock Awards (2)	Number of Shares Underlying Restricted Stock Awards
C. Allen Bradley, Jr.	$347,900	$—	—
Chairman and Chief Executive Officer

Geoffrey R. Banta	169,950	—	—
President and Chief Operating Officer

G. Janelle Frost	64,000	36,354	1,376
Executive Vice President and Chief Financial Officer

Craig P. Leach	76,000	—	—
Executive Vice President, Sales and Marketing

Brendan Gau
Executive Vice President and Chief Investment Officer	43,300	25,231	955

All current executive officers, as a group	$701,150	$61,585	2,331

All non-employee directors, as a group	—	—	—

All employees, other than current executive officers, as a group	—	—	—

1.	Represents the target value set forth in the long-term incentive awards granted. Subject to certain exceptions, the awards will be payable in shares of our common stock. As described above under the heading “Grant of Long-Term Incentive Awards,” the actual amount payable under these awards will be determined by the performance of the Company relative to a designated peer group over a three-year performance period. In addition, in determining the number of shares of our common stock issuable as payment of the award, the value of each share of our common stock will be based on the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the actual award is approved by the Compensation Committee. Accordingly, the number of shares underlying the long-term incentive awards is not determinable at this time.
2.	Based on the April 23, 2012 per share closing price of our common stock of $26.42.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”)), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to an advisory vote of our shareholders.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance, experience and tenure with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the heading “Compensation Discussion and Analysis” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. The Board is asking shareholders to ratify this appointment. SEC regulations and the NASDAQ listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2011 are briefly described in the following table.

Board Service:
Annual cash retainer	$35,000
Annual restricted stock award	30,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$20,000
Compensation Committee Chair annual cash retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Committee member annual cash retainer	5,000
Meeting fee	1,000

Committee Chairs do not receive annual cash retainers for being members of the committee that they chair. Meeting fees are not paid for attendance at the first four Committee meetings during the year. Any director who is an employee of the Company does not receive additional compensation for serving as a director. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The amount of restricted stock granted to non-employee directors is equal to $30,000, divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. Awards to non-employee directors are made under the AMERISAFE, Inc. 2010 Restated Non-Employee Director Restricted Stock Plan. On June 15, 2011, each non-employee director was granted 1,359 shares of restricted stock. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated restricted stock grant.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Phillip A. Garcia	$50,000	$29,980	$79,980
Jared A. Morris	50,000	29,980	79,980
Millard E. Morris	44,599	29,980	74,579
Daniel Phillips	45,000	29,980	74,980
Randy Roach	45,000	29,980	74,980
Sean M. Traynor	44,449	29,980	74,429
Austin P. Young	58,750	29,980	88,730

1.	The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $29,980. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for information regarding the assumptions made in determining these values. As of December 31, 2011, each non-employee director held 1,359 shares of restricted stock.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our stockholders. The Board adopted the following stock ownership and retention guidelines for our non-employee directors on April 16, 2012:

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $105,000. Non-employee directors have five years from the later of the adoption of these guidelines or their initial election to the Board to meet this ownership guideline.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until the directors attain compliance with the stock ownership guidelines, the directors will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2011, measured in dollars. Ownership was calculated based on a price of $23.25 per share, the closing price of the Company’s common stock on December 30, 2011, the last trading day in 2011.

Non-Employee Director	Total Ownership
Phillip A. Garcia	$80,561
Jared A. Morris	1,526,781
Millard E. Morris	2,325,372
Daniel Phillips	230,082
Randy Roach	142,709
Sean M. Traynor	93,581
Austin P. Young	237,197

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for each of its committees.

Our corporate governance guidelines, code of business conduct and ethics and committee charters are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NASDAQ listing requirements.

Board Leadership

The Company’s Chairman and Chief Executive Officer positions are combined. The Board believes that combining the positions is the most effective leadership structure for the Company at this time. As Chief Executive Officer, Mr. Bradley is involved in the day-to-day operations and is most familiar with the opportunities and challenges that the Company faces at any given time. With this executive and operational insight, he is able to assist the Board in setting strategic priorities, lead the discussion of business and strategic issues, translate Board recommendations into Company operations and policies, and facilitate information exchanges between management and the Board.

The Board has not elected an independent lead director. The Board has established a policy that its independent directors meet in executive session, without the presence of members of senior management, at each regularly scheduled meeting of the full Board. The chairs of the Board’s standing committees each preside as chair at meetings of independent directors at which the principal items to be considered are within the scope of the authority of their committee. This approach is intended to provide leadership at all meetings of independent directors without the need to designate a single lead independent director.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the NASDAQ listing requirements. The Board has determined that each of its non-employee directors, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, Mr. Traynor and Mr. Young, is independent of the Company and its management within the meaning of the NASDAQ listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips serves as President, Chief Executive Officer and part owner of PAX, Inc., a policyholder of the Company. The Board determined that the relationship would not interfere with Mr. Phillips’ exercise of independent judgment and determined he is independent within the meaning of the NASDAQ listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held seven meetings during 2011. Each director serving on the Board in 2011 attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Mr. Bradley and Mr. J. Morris attended our 2011 annual meeting of shareholders.

Audit Committee

The Audit Committee currently consists of Mr. Young (Chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met five times during 2011. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the NASDAQ listing requirements. In addition, the Board has determined that Mr. Young, Mr. Garcia, Mr. J. Morris and Mr. Roach each satisfy the SEC requirements relating to independence of audit committee members. The Board has also determined that Mr. Young and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Garcia (Chair), Mr. M. Morris, Mr. Phillips and Mr. Traynor. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met six times during 2011. The Board has determined that each member of the Compensation Committee is independent under the NASDAQ listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. J. Morris (Chair), Mr. Phillips, Mr. Roach and Mr. Young. The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The Nominating and Corporate Governance Committee met five times during 2011. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ listing requirements.

The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•

the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the NASDAQ listing requirements applicable to the Company and the rules promulgated by the SEC.

The Nominating and Corporate Governance Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The Nominating and Corporate Governance Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The Nominating and Corporate Governance Committee will identify nominees based upon recommendations by members of the committee or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identification of a potential nominee, members of the Nominating and Corporate Governance Committee will interview the candidate, and based upon that interview, will make its recommendation to the Board.

Shareholder Recommendations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received a recommendation for director candidates from our shareholders. In considering director candidates recommended by shareholders, the Nominating and Corporate Governance Committee will also take into account such additional factors as it considers relevant, including:

•	the personal and professional qualities, characteristics, attributes, accomplishments and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the NASDAQ listing requirements and the Company’s corporate governance guidelines.

Shareholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by NASDAQ.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the CEO, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the Nominating and Corporate Governance Committee report to the Board on succession planning at least annually. The CEO is responsible for advising the Board regarding his recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the Nominating and Corporate Governance Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in August 2010 to facilitate its risk management functions. In August 2011, the Board dissolved the Investment Committee and delegated the oversight responsibilities previously performed by the Investment Committee to the Risk Committee.

The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management, including its Senior Vice President, Enterprise Risk Management.

The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2011. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Our compensation program is intended to attract, retain, and motivate the key people necessary to enable our Company to operate efficiently and profitably over the long term. Our Compensation Committee believes that executive compensation should seek to align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance, experience, and tenure with our Company.

In establishing compensation, the Compensation Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of our Compensation Committee, which is comprised of four independent directors. For additional information regarding our Compensation Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

Prior to the annual shareholder meeting in 2011, the members of the Compensation Committee were Mr. Traynor (chair), Mr. M. Morris, Mr. Phillips and Mr. Roach. Following the 2011 annual meeting, the Board reappointed members to each of its standing committees. The directors appointed to serve as members of the Compensation Committee in July 2011 were Mr. Garcia (chair), Mr. M. Morris, Mr. Phillips and Mr. Traynor.

Compensation Surveys

In late 2009, the Compensation Committee interviewed three compensation consulting firms, including Longnecker & Associates. The Committee interviewed Longnecker based on the recommendation of Austin P. Young, III, a director and chair of our Audit Committee. During 2010, the Compensation Committee again engaged Longnecker to conduct a compensation survey (the “2010 Survey”). The Compensation Committee used the 2010 Survey in approving changes to the compensation paid to our executive officers in 2011.

The 13 companies in the 2010 Survey were all publicly traded insurance companies, including three companies that, like our Company, derive substantially all of their revenue from the workers’ compensation insurance business.

The companies in the 2010 Survey group were:

• Zenith National Insurance Corp.	• United Fire Group, Inc.

• ProAssurance Corporation	• RLI Corp.

• PMA Capital Corporation	• Tower Group, Inc.

• Meadowbrook Insurance Group, Inc.	• EMC Insurance Group Inc.

• Donegal Group Inc.	• SeaBright Insurance Holding, Inc.

• First Mercury Financial Corporation	• Universal Insurance Holdings, Inc.

• Baldwin & Lyons, Inc.

In addition to compensation data specifically relating to the 13 companies named above, Longnecker also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2010 Survey.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentive compensation;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary. Base salaries are determined on the basis of management responsibilities, level of experience, and tenure with our Company, as well as internal and market comparisons. In setting base salaries for the executive officers of the Company, the Compensation Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. In February 2011, the Compensation Committee reviewed the 2010 Survey as it related to the base salaries of our executive officers. Based on this review, the Compensation Committee confirmed its decision initially made in 2009 to target the 50th percentile of base salaries for comparable executive positions at the companies included in the 2010 Survey, with the goal of reaching the appropriate levels incrementally over several years.

In determining base salary, the Compensation Committee also takes into account such factors as local cost of living, regional lifestyle, and corporate environment. At the request of the Committee, Mr. Bradley, our chief executive officer, makes recommendations annually with respect to changes in base salary for our executive officers, other than for himself. Neither our chief executive officer nor any other executive officer participates in the Committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation. The Compensation Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Compensation Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation.

The Annual Incentive Plan was initially developed in 2008 by the Compensation Committee with the assistance of Schiffers Associates, a compensation consulting firm. For 2011, the Compensation Committee implemented a plan substantially similar to the incentive plan developed in 2008. Under the Annual Incentive Plan, annual awards are made based on achievement of Company financial and operational objectives and individual performance goals. In establishing financial and operational objectives, the Committee has primarily focused on return on average equity (calculated on a GAAP basis), gross written premium and net combined ratio. Although the Compensation Committee has retained discretion in paying incentive awards, it has established target awards of up to 100% of base salary for our chief executive officer, up to 70% of base salary for our president and chief operating officer, and up to 60% of base salary for each of our other executive officers.

The Board and Compensation Committee have discussed the requirements of the Dodd Frank Act, including the provisions relating to the recovery of incentive compensation for fiscal years for which financial results are later restated. The SEC has not issued regulations implementing these provisions of Dodd Frank. The Compensation Committee has not adopted a formal policy regarding recovery of incentive awards in these circumstances. The Compensation Committee would expect to adopt a formal policy once the regulations are issued. Until a policy is in effect, the Compensation Committee would expect to consider any restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the period immediately following such a restatement.

Long-term Incentive Compensation. In connection with our initial public offering in November 2005, the Board and our shareholders approved our AMERISAFE, Inc. 2005 Equity Incentive Plan (the “2005 Equity Plan”). The 2005 Equity Plan is administered by the Committee and is designed to provide incentive compensation to executive officers and other key employees. Grants of stock options under the 2005 Equity Plan are designed to align the interests of management with those of our shareholders and are intended as a long-term incentive for future performance. To date, all option grants that have been awarded under our 2005 Equity Plan have been “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. The Compensation Committee also views these awards as an additional means to encourage management retention.

When making equity-based incentive awards to executive officers, the Compensation Committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material. The Compensation Committee’s policy is to make discretionary equity-based incentive awards only during periods in which executive officers and directors are permitted to make open market purchases and sales of Company securities.

The Compensation Committee does not have a policy addressing the consideration of the cumulative value of prior equity awards in making future awards. However, our Compensation Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The increase in the value of equity awards is directly linked to an increase in shareholder return, subject to continued employment by our executives with respect to unvested equity awards. The Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Our chief executive officer and two other executive officers who were employed by the Company at the time of our initial public offering in November 2005 received significant stock option grants at that time. Those awards vested ratably over five years and fully vested in November 2010. These executive officers have not received additional option grants since the initial public offering. Since our initial public offering, we have made option grants to newly hired executive officers and to our current chief financial officer in connection with her promotion to that position. No stock options or other equity awards were made in 2010 or 2011 to our executive officers under the 2005 Equity Plan.

As discussed elsewhere in this proxy statement, at the Annual Meeting, shareholders are being asked to approve a new equity incentive plan. A subcommittee of the Compensation Committee has approved, subject to shareholder approval of this new incentive plan, long term performance based incentive awards for each of our current executive officers. See “Proposal 2: Approval of the AMERISAFE Inc. 2012 Equity and Incentive Compensation Plan—New Plan Benefits.”

Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life, and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. Among other things, these employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Executive Compensation—Employment Agreements.”

Under the terms of our 2005 Equity Plan and the related award agreements, unvested stock options and restricted stock awards become fully vested upon a change in control of the Company. Under the Annual Incentive Plan, our executives would be entitled to receive a prorated portion of the executive’s target incentive award for the year in which a change in control occurs.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance, reimbursement for annual medical examinations, and limited club memberships. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our employees (other than executive officers) are permitted to accrue up to 150% of their annual vacation time. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Compensation Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to utilize their vacation time on an annual basis. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Stock Ownership Guidelines. The Compensation Committee has approved stock ownership guidelines for our executive officers. The target ownership by our chief executive officer is a dollar amount equal to three times his average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based upon the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the date of grant calculated in accordance with the Black-Scholes-Merton option pricing model and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained by exercising a stock option or vesting of a restricted stock award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each named executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2011, measured in dollars, using the guideline methodology described above.

Executive and Principal Position	Stock Ownership Guideline	Stock Options	Other Stock	Total Ownership
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$2,448,552	$6,540,750	$839,302	$7,380,052
Geoffrey R. Banta President and Chief Operating Officer	$610,750	$1,478,438	$58,125	$1,536,563
G. Janelle Frost Executive Vice President and Chief Financial Officer	$418,056	$836,250	$26,738	$862,988
Brendan Gau Executive Vice President and Chief Investment Officer	$356,668	$544,500	$406,875	$951,375
Craig P. Leach Executive Vice President, Sales and Marketing	$493,576	$691,097	$249,124	$940,221

No Tax “Gross-Up” Payments. We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” Awards of stock options granted under our 2005 Equity Plan are intended to qualify for deduction under federal tax law and regulation. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The long-term performance awards described in “Proposal 2: Approval of AMERISAFE Inc. 2012 Equity and Incentive Compensation Plan—New Plan Benefits,” are intended to qualify as “performance based compensation.” The Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation. However, the Committee presently believes that no further action is necessary at this time.

2011 Compensation

Base Salary. As discussed above, the Compensation Committee has determined to target the 50th percentile of base salaries for comparable executive positions, as reflected by the 2010 Survey, for the base salaries of the Company’s executive officers. The Committee has established a goal of reaching the appropriate levels incrementally over a period of years. In making adjustments to base salaries, the Compensation Committee also considers its subjective evaluation of overall performance and contributions of the executives in the prior year, and evaluates internal pay equity.

As a result of its review, the Compensation Committee determined that the base salaries of our named executive officers were generally below the 50th percentile, with the base salary of our chief financial officer significantly below the 50th percentile. The Compensation Committee also recognized that the base salaries of our chief financial officer and chief investment officer are the lowest of all of our executive officers. As a result of these factors, the Compensation Committee approved base salary increases for our chief financial officer and chief investment officer that were greater than the base salary increases approved for our other named executive officers.

Applying that criteria, the following adjustments were made to the base salaries of the named executive officers:

Executive and Principal Position	2010 Base Salary	2011 Base Salary	Percentage Increase	Percentage of 2010 Survey 50th Percentile
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$485,000	$497,000	2.5%	71%
Geoffrey R. Banta President and Chief Operating Officer	$309,000	$309,000	0.0%	76%
G. Janelle Frost Executive Vice President and Chief Financial Officer	$225,000	$240,000	6.7%	69%
Brendan Gau Executive Vice President and Chief Investment Officer	$175,000	$190,000	8.6%	83%
Craig P. Leach Executive Vice President, Sales and Marketing	$248,250	$255,000	2.7%	87%

2011 Annual Incentive Compensation. In February 2011, the Compensation Committee approved target award opportunities for each named executive officer under our annual incentive compensation plan. The target awards were set at a percentage of the individual executive officer’s base salary and were subject to achievement of Company and individual performance goals. The Compensation Committee established the same Company performance goals for each of our executive officers and established individual performance goals for each executive officer other than our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. For our chief executive officer, the Compensation Committee did not establish individual performance goals. Rather, the Compensation Committee determined to evaluate his overall performance in leading the Company during the year.

The following table sets forth the target award opportunity for each named executive officer and the weighting of Company and individual performance goals.

Executive	Target Annual Incentive Opportunity (% of base salary)	Weighting of Performance Goals
		Company Performance	Individual Performance
C. Allen Bradley, Jr.	100%	30%	70%
Geoffrey R. Banta	70%	50%	50%
G. Janelle Frost	60%	50%	50%
Brendan Gau	60%	50%	50%
Craig P. Leach	60%	50%	50%

The weighting of performance goals for our chief executive officer differs from the weighting for the other named executive officers because the Compensation Committee believes that incentive compensation paid to our chief executive officer should be based more heavily on his overall performance in leading the Company rather than achieving specified Company performance goals. The Compensation Committee believes that this approach appropriately incentivizes the chief executive officer to focus his efforts on the long-term performance of the Company.

The following table sets forth the Company performance goals established under the 2011 annual incentive compensation plan and the results achieved. The Company performance goals were equally weighted in determining overall achievement.

Goal	Satisfactory Performance	Superlative Performance	Result
Return on Average Equity	8.0%	10.0%	7.1%

Gross Written Premium	$256 million	$275 million	$272 million

Net Combined Ratio	Less than 100%	Less than 95.0%	100.5%

Achievement of individual performance goals was determined for each of our named executive officers, other than our chief executive officer, by the Compensation Committee with input from our chief executive officer. The Compensation Committee evaluated the performance of our chief executive officer based on an assessment of his overall performance during 2011.

At its meeting in March 2012, the Compensation Committee approved annual incentive award payouts for our named executive officers as follows:

Executive	Award	Percent of Target Award	Percent of Total Cash Compensation
C. Allen Bradley, Jr.	$447,300	90.0%	47.4%
Geoffrey R. Banta	$194,670	90.0%	38.7%
G. Janelle Frost	$129,600	90.0%	35.1%
Brendan Gau	$102,600	90.0%	35.1%
Craig P. Leach	$137,700	90.0%	35.1%

Our named executive officers received a portion of their annual incentive as a result of achieving near superlative performance with respect to one of three Company performance goals. In making the award determination, the Committee also considered the effect on the Company’s results from an adjustment to the Company’s accounting for state guaranty fund assessments in years prior to 2011, which increased reported earnings in prior periods. The effects of this adjustment resulted in the Company narrowly missing the “satisfactory performance” targets for the return on equity and combined ratio performance goals, which the Committee considered in making the awards for 2011. This same adjustment, had it been known at the time of the 2010 awards were made, would have resulted in larger bonus awards in 2010. This fact was also taken into account by the Committee in making awards for 2011. In its assessment of awards levels, the Committee also considered individual performance goals for each executive as well as the achievement of initiatives critical to the Company’s growth and financial health.

Long-Term Incentive Compensation. No named executive officer received a grant of stock options or other long-term incentive award in 2010 or 2011. As described above, if the shareholders approve the 2012 Equity and Incentive Plan at the Annual Meeting, the Compensation Committee expects to grant long term performance based incentive awards to the Company’s executive officers on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2011 Annual Report on Form 10-K and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board.

Members of the Compensation Committee

Philip A. Garcia (Chair)	Millard E. Morris	Daniel V. Phillips	Sean M. Traynor

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information regarding the compensation of our chief executive officer, our chief financial officer, the three other most highly paid executive officers for the years ended December 31, 2011, 2010, and 2009.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation (3)	Total
C. Allen Bradley, Jr.	2011	$495,000	$447,300	$0	$0	$21,735	$964,035
Chairman and Chief Executive Officer	2010	472,500	290,000	0	0	21,515	784,015
	2009	425,000	318,750	0	0	22,318	766,068

Geoffrey R. Banta	2011	309,000	194,670	0	0	21,710	528,380
President and Chief Operating Officer	2010	307,125	98,000	0	0	21,035	426,160
	2009	300,000	157,500	0	0	22,589	480,089
G. Janelle Frost	2011	237,500	129,600	0	0	13,244	380,344
Executive Vice President and Chief Financial Officer	2010	214,583	90,000	0	0	17,700	322,283
	2009	175,000	105,000	0	0	17,464	297,464
Craig P. Leach	2011	253,875	137,700	0	0	23,454	415,029
Executive Vice President, Sales and Marketing	2010	246,739	69,213	0	0	22,903	338,855
	2009	239,750	101,220	0	0	25,656	366,626

Brendan Gau (4)	2011	187,500	102,600	0	0	15,242	305,342
Executive Vice President and Chief Investment Officer	2010	169,167	70,000	0	0	17,217	256,384
	2009	89,375	71,170	0	544,500	9,653	714,698

1.	Amounts in this column represent the amounts paid to our named executive officers under our annual incentive compensation program.
2.	Represents the grant date fair value of shares of restricted stock (under the Stock Awards column) and stock options (under the Option Awards column) calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2011, 2010 and 2009 for information regarding the assumptions made in determining these values.
3.	For 2011, includes compensation as described under “—All Other Compensation” below.
4.	Mr. Gau joined the Company in June 2009.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2011 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance Premiums	Other		Total
C. Allen Bradley, Jr.	$8,850	$4,900	$—	$7,985	$72	$—		$21,735
Geoffrey R. Banta	8,968	4,900	3,300	4,470	72	—		21,710
G. Janelle Frost	8,850	2,579	—	1,743	72	—		13,244
Craig P. Leach	13,344	4,900	3,204	1,086	72	848	(1)	23,454
Brendan Gau	8,844	4,900	—	1,426	72	—		15,242

1.	Represents reimbursed club membership fees.

Employment Agreements

We have employment agreements with each of our named executive officers on March 22, 2012. The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. The agreements provide for an annual base salary of not less than $425,000 for Mr. Bradley, $175,000 for Ms. Frost, $255,000 for Mr. Banta, $235,000 for Mr. Leach, and $165,000 for Mr. Gau. The officers are also eligible to receive an award under any annual incentive plan that we may adopt.

Under these agreements, if we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits, for a period of 12 months (18 months for our chief executive officer). The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits excludes any long-term incentive based compensation paid or payable to the executive officer. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer).

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for our chief executive officer) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for our chief executive officer) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

Equity Incentive Plan

Our current Equity Incentive Plan was approved by our shareholders in October 2005 and is administered by our Compensation Committee. The Equity Incentive Plan permits awards of stock options, restricted stock and restricted stock units. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Equity Incentive Plan is 1.9 million shares. As of April 23, 2012, 256,009 shares of our common stock were available for further issuance under the Equity Incentive Plan. See “Equity Compensation Plan Information.”

Options granted under the Equity Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. It is our Company’s policy to award grants under our Equity Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for accelerated vesting upon a change in control of our Company. Under the Equity Incentive Plan, a change in control is defined as:

•

the acquisition by any person, entity, or group of 35% or more of our voting stock, other than an acquisition by the Company or its subsidiaries or a Company benefit plan, or a transaction that is not deemed a change in control by the board in certain circumstances;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets or other transaction unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no new person, entity or group beneficially owns 35% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of our Company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then incumbent directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our shareholders of a complete liquidation or dissolution of the Company.

Under our outstanding stock option award agreements, unvested stock options become immediately vested and exercisable in full upon the occurrence of a change in control of our Company (as defined above). In addition, our Board, in its sole discretion, may determine within 60 days following one of the events described below that unvested stock options are immediately exercisable in full:

•	the option holder becomes permanently disabled, as determined by our Board;

•	the option holder dies while an employee of the Company or one of our subsidiaries;

•	the option holder retires at or after the earliest voluntary retirement age permitted by us or with the consent of our Board; or

•	under other special circumstances.

At the Annual Meeting, our shareholders will vote on a proposal to approve a new equity and incentive compensation plan. The plan will permit the issuance of up to 500,000 shares of our common stock. See “Proposal 2: Approval of the Amerisafe, Inc. 2012 Equity and Incentive Compensation Plan.” If this new plan is approved, we will not issue any additional awards under the existing Equity Incentive Plan.

Grants of Plan-Based Awards

The Company did not grant plan-based awards during 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
C. Allen Bradley, Jr.	459,000	0	$9.00	11/17/2015
Geoffrey R. Banta	103,750	0	9.00	11/17/2015
G. Janelle Frost	19,000	0	9.00	11/17/2015
	45,000	30,000	15.71	11/10/2018
Craig P. Leach	48,498	0	9.00	11/17/2015
Brendan Gau	30,000	45,000	17.10	08/07/2019

1.	Ms. Frost’s unexercisable options were granted on November 10, 2008. Mr. Gau’s unexercisable options were granted on August 7, 2009. All outstanding options vest 20% each year commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options held by our executive officers during the year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
C. Allen Bradley, Jr.	10,000	$145,600
G. Janelle Frost	0	0
Geoffrey R. Banta	15,000	200,500
Craig P. Leach	45,000	577,892
Brendan Gau	0	0

1.	Based on market value of our common stock on the dates of exercise.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers under employment and equity award agreements and Company plans and policies (as in effect on December 31, 2011) if their employment had terminated on December 31, 2011, given the executive officer’s base salary as of that date and the closing price of our common stock on December 30, 2011, the last trading day of the year. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2011.

For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plan.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	1,273,526	25,756	0	1,299,282
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

Geoffrey R. Banta
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	459,057	8,361	0	467,418
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

G. Janelle Frost
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	348,200	1,309	0	349,509
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	226,200	226,200

Craig P. Leach
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	357,711	22,613	0	380,324
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	0	0

Brendan Gau
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause or for Good Reason	271,257	18,792	0	290,049
Death or Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control	0	0	276,750	276,750

1.	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley).
3.	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the agreements. The dollar amounts in this column represent the value of unvested stock options on December 31, 2011, at $23.25 per share, the closing price of our common stock on December 30, 2011, the last trading day of the year.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Mr. Phillips is a director of the Company. He is currently the President, Chief Executive Officer and part owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $170,070 in 2011, and is expected to pay premiums to the Company of approximately $130,344 in 2012. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship would interfere with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the NASDAQ listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2011, the Company’s Equity Incentive Plan and Restated 2010 Non-Employee Director Restricted Stock Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by the shareholders. The table provides information as of December 31, 2011.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	919,348	$10.37	334,666	(1)

1.	Represents 256,009 shares of common stock available for issuance under the Equity Incentive Plan and 78,657 shares of common stock available for issuance under the 2010 Restated Non-Employee Director Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 23, 2012 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 18,150,262 shares of common stock outstanding as of April 23, 2012.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
C. Allen Bradley, Jr. (1)	495,099	2.7%
Philip A. Garcia (2)(3)	3,465	*
Jared A. Morris (2)(4)	65,668	*
Millard E. Morris (2)(5)	100,016	*
Daniel Phillips (2)	9,896	*
Randy Roach (2)(6)	6,138	*
Sean M. Traynor (2)	4,025	*
Austin P. Young III (2)(7)	10,202	*
Geoffrey R. Banta (1)	106,250	*
G. Janelle Frost (1)	65,150	*
Craig P. Leach (1)	59,213	*
Brendan Gau (1)	47,500	*
All directors and executive officers as a group (1) (12 persons)	972,622	5.2%

*	Less than 1%.
1.	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (459,000 shares), Ms. Frost (64,000), Mr. Banta (103,750 shares), Mr. Leach (48,498 shares), Mr. Gau (30,000 shares) and all directors and executive officers as a group (705,248 shares).
2.	Includes 1,359 shares of restricted stock granted on the date of our 2011 annual meeting of shareholders pursuant to our Restated 2010 Non-Employee Director Restricted Stock Plan. The director has sole voting power, but no dispositive power, with respect to these shares. These shares vest on the date of the Annual Meeting.
3.	Includes 2,106 shares beneficially owned through a trust, of which Mr. Garcia is a trustee.
4.	Includes 57,817 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
5.	Includes 94,219 shares beneficially owned by an entity controlled by Mr. M. Morris.
6.	Includes 200 shares in an IRA owned by Mr. Roach’s spouse.
7.	Includes 5,931 shares beneficially owned through a family limited partnership.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 23, 2012.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
FMR LLC (1)	2,624,409	14.5%
Wellington Management Co. LLP (2)	1,628,687	9.0%
Blackrock, Inc (3)	1,494,368	8.2%
NewSouth Capital Management, Inc. (4)	1,139,275	6.3%
Cortina Asset Management, LLC (5)	1,045,086	5.8%
The Vanguard Group, Inc. (6)	1,018,315	5.6%

1.	According to a Schedule 13G/A filed on February 14, 2012 by FMR LLC (“FMR”), FMR has sole dispositive power with respect to 2,624,409 shares of common stock. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
2.	According to a Schedule 13G/A filed on February 14, 2012 by Wellington Management Company, LLP (“Wellington”) Wellington holds shared voting power with respect to 1,229,847 shares of common stock and shared dispositive power with respect to 1,628,687 shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
3.	According to a Schedule 13G/A filed on February 10, 2012 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting and dispositive power with respect to 1,494,368 shares of common stock. The address for Blackrock is 40 E. 52nd Street, New York, New York 10022.
4.	According to a Schedule 13G filed on February 14, 2012 by NewSouth Capital Management, Inc. (“NewSouth”), NewSouth has sole voting power with respect to 763,375 shares of common stock and sole dispositive power with respect to 1,139,275 shares of common stock. The address for NewSouth is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120.
5.	According to a Schedule 13G filed on January 26, 2012 by Cortina Asset Management, LLC (“Cortina”) Cortina holds sole voting power with respect to 932,044 shares of common stock and sole dispositive power with respect to 1,045,086 shares of common stock. The address for Cortina is 825 N. Jefferson St., Suite 400, Milwaukee, Wisconsin 53202.
6.	According to a Schedule 13G/A filed on February 7, 2012 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 30,826 shares of common stock, sole dispositive power with respect to 987,489 shares of common stock, and shared dispositive power with respect to 30,826 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Garcia, Mr. M. Morris, Mr. Phillips, and Mr. Traynor served on the Compensation Committee during 2011. During 2011, no executive officer of the Company served on the Compensation Committee (or equivalent committee), or the Board of Directors, of another entity that had an executive officer who served on the Company’s Compensation Committee or Board. Mr. M. Morris founded the Company in 1985, and was an officer at all times prior to 1997.

Mr. Phillips is Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries. PAX, Inc. has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $170,070 in 2011, and is expected to pay premiums to the Company of approximately $130,344 in 2012. See “Executive Compensation—Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2011 prior to their issuance. During 2011, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the Statement on Account Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Austin P. Young III (Chair)	Philip A. Garcia	Jared A. Morris	Randy Roach

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2011 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2012. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by Ernst & Young.

	2011	2010
Audit Fees (1)	$1,020,000	$990,000
Audit-Related Fees (2)	0	1,995
Tax Fees (3)	0	0
All Other Fees	0	0

1.	“Audit Fees” consist principally of fees for the audit of the Company’s consolidated financial statements and reviews of the Company’s quarterly financial information.
2.	“Audit-Related Fees” consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool and services.
3.	“Tax Fees” consist principally of fees for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2011 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2011 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a).

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2013 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 3, 2013 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice (other than a notice recommending a director candidate) must be received no earlier than March 17, 2013 and no later than April 16, 2013. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 2, 2013 and no later than March 4, 2013. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

C. Allen Bradley, Jr.

Chairman and

Chief Executive Officer

DeRidder, Louisiana

April 27, 2012

Appendix A

AMERISAFE, INC.

2012 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2012 Equity and Incentive Compensation Plan is to attract and retain Directors, officers and other employees of the Company and its Subsidiaries and to provide to such persons appropriate incentives and rewards for superior performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Combination” means consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f) “Cause” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant: (i) the Participant’s conviction, guilty plea or plea of nolo contendere to any felony, or to any crime of moral turpitude; (ii) the willful misconduct of the Participant, or the willful or continued failure by the Participant (except as a result of disability or illness) to substantially perform his duties to the Company, in either case which has a material adverse effect on the Company; or (iii) the willful fraud or material dishonesty of the Participant in connection with his performance of duties to the Company or a Subsidiary, as the case may be; provided, however, that, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, a Participant shall not be deemed to have been terminated for Cause under this Plan or any Evidence of Award issued hereunder unless the Participant is given the opportunity to cure any acts or omissions giving rise to a termination for Cause (other than those acts or omissions set forth in subsection (i) of the definition of Cause) within 30 days of the Participant’s receipt of notice of such acts or omissions.

(g) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan consisting solely of not less than two Non-Employee Directors.

(j) “Common Shares” means the common shares of the Company, $0.01 par value per share, or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(k) “Company” means AMERISAFE, Inc., a Texas corporation.

(l) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(m) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(n) “Detrimental Activity” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant:

(i) Engaging in any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct or indirect responsibility during the last two years of his or her employment with, or having acted as a consultant to, the Company or a Subsidiary (or such other period specified in an Evidence of Award), in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity (or any portion of such territory or such other territory specified in the Evidence of Award).

(ii) Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(iii) The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company or its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries.

(iv) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by, or while consulting with, the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v) Activity that results in termination of employment for Cause.

(vi) Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the date this Plan is approved by the shareholders of the Company.

(q) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(s) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(t) “Good Reason” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, in each case without the Participant’s consent, (i) a material diminution in the Participant’s authority, duties or responsibilities, in each case from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Participant’s base salary from that in effect immediately prior to a Change in Control; (iii) a material reduction in the Participant’s ability to earn annual bonus and other incentive compensation that results in a material reduction in the total annual compensation a Participant may earn, in each case from those in effect immediately prior to a Change in Control; (iv) the relocation of the Participant’s principal place of employment to a location more than 35 miles from the Participant’s principal place of business immediately prior to a Change in Control; or (v) a material breach by the Company or a Subsidiary of this Plan or any agreement governing the Participant’s employment by the Company or a Subsidiary; provided, however, that, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, a Participant shall not be deemed to have terminated his employment for Good Reason under this Plan or any Evidence of Award unless (i) within 60 days after the date of the condition or event giving rise to Good Reason, the Participant gives notice to the Company that the Participant does not wish to remain in the employ of the Company or a Subsidiary, as applicable, as a result of such condition or event, (ii) the Company or Subsidiary, as the case may be, does not cure such condition or event within 30 days after receiving the notice described in the preceding clause (i), and (iii) the Participant terminates employment within 180 days after the initial existence of such condition or event.

(u) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(v) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the date thereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a specific vote of at least two-thirds of the then Incumbent Directors; provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(w) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for, when so determined by the Board, Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region, function or other organizational unit within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or any combination, of the following metrics: (1) cash flow/net assets ratio; (2) return on assets, capital or investment; (3) return on equity; (4) earnings per share growth; (5) revenue growth; (6) total shareholder return; (7) loss ratio; (8) expense ratio; (9) combined ratio; (10) direct premiums written or premium volume; (11) net income (before or after taxes); (12) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (13) market share; (14) cost reduction goals; (15) earnings from continuing operations; (16) levels of expense, costs or liabilities; (17) operating profit; (18) sales or revenues; (19) stock price appreciation; or (20) implementation or completion of critical projects or processes.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award

(other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to a Covered Employee.

(x) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(y) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(z) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(aa) “Option Price” means the purchase price payable on exercise of an Option Right.

(bb) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(cc) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any Subsidiary or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives an award under this Plan. The term “Participant” will also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(dd) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(ee) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(ff) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(gg) “Plan” means this AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan.

(hh) “Predecessor Plan” means the AMERISAFE, Inc. 2005 Equity Incentive Plan.

(ii) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Shares, Restricted Share Units or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(jj) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired. In the event a Business Combination results in the outstanding Common Shares being converted or exchanged into the right to receive cash, other securities or other property, then for purposes of this Plan, the term “Restricted Shares” shall be deemed to refer to such cash, other securities or other property.

(kk) “Restricted Share Units” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

(ll) “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(mm) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(nn) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power of the Voting Securities.

(oo) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(pp) “Voting Securities” means, at any time, (i) the securities entitled to vote generally in the election of Directors in the case of the Company, or (ii) the securities entitled to vote generally in the election of members of the board of directors or similar body in the case of another legal entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Share Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to non-employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 500,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under this Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will again be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of Common Shares covered by the Option Right being exercised will reduce the aggregate plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation will reduce the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not all Common Shares covered by the Appreciation Right are actually issued to the Participant upon exercise of the Appreciation Right, will be considered issued or transferred pursuant to this Plan. In the event that the Company repurchases Common Shares with Option Right proceeds, those Common Shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Limit on Incentive Stock Options and Full-Value Awards.

(i) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares.

(ii) The number of shares issued as Restricted Shares, in payment of Restricted Share Units, as Performance Shares and in payment of Performance Units and as other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 500,000 Common Shares.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 50,000 Common Shares during any calendar year.

(ii) No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Share Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 50,000 Common Shares during any calendar year.

(iii) Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $1,500,000.

(iv) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $1,500,000.

(d) Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for (i) awards granted under Section 6 through Section 8 and Section 10 of this Plan that do not comply with the three-year or one-year vesting requirements set forth in such sections of this Plan plus (ii) awards granted to non-employee directors under Section 9 of this Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the

Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights (i) in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) No Option Right will entitle an Optionee to any voting, dividend or other ownership rights with respect to the Common Shares underlying the Option Right prior to the exercise thereof.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale that vest upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of Restricted Shares will specify that, before the termination or early termination of restrictions applicable to such Restricted Shares, the Committee must determine that the Management Objectives have been satisfied.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Restricted Shares is not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Share Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. If a grant of Restricted Share Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the

Restricted Share Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Share Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Qualified Performance-Based Awards of Restricted Share Units will specify that, before the termination or early termination of restrictions applicable to such Restricted Share Units or the earning of such Restricted Share Units, the Committee must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Share Units may provide for the earlier lapse or other modification of the Restriction Period (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Restricted Share Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Share Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Share Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(g) Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of a Cash Incentive Award, Performance Shares or Performance Units will specify that, before the Cash Incentive Award, Performance Shares or Performance Units will be earned and paid, the Committee must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Share Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, Restricted Shares or Restricted Share Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Awards to Non-Employee Directors. Subject to the limit set forth in Section 3(d) of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Shares or Restricted Share Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee, will not be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each grant will specify, in the case of an Option Right, an Option Price per share and, in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Shares, Restricted Share Units or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than one year from the Date of Grant.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award (i) in the event of the retirement, death or disability of the Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for Cause or terminates his or her employment for Good Reason or (B) such Other Awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

11. Administration of the Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Board also retains the authority to take action under the Plan. To the extent of any such action, referencing in this Plan to the Committee will be deemed references to the Board.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

(c) The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12. Adjustments. The Committee will make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in Cash Incentive Awards as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(a) the acquisition by any person or entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Securities by the Company or a Subsidiary, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (C) any acquisition of Voting Securities by any person or entity pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) below;

(b) a majority of the Board ceases to be comprised of Incumbent Directors;

(c) a Business Combination, unless, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; provided, however, that no Person will be treated for purposes of this Section 13(c) as beneficially owning 35% or more of the Voting Securities of the entity resulting from the Business Combination solely as a result of the Voting Securities held in the Company prior to consummation of the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) hereof.

14. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan

(including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 or Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except pursuant to a qualified domestic relations order (that contains any information required by the Company to effectuate the transfer) or by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit, if so permitted by the Committee in its sole discretion at the time such withholding is required. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee in its sole discretion at the time such withholding is required, the Company will withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, if so permitted by the Committee in its sole discretion at the time such withholding is required, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Shares where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the Market Value per Share of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of Common Shares which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, in the case of termination of employment by reason of death, disability or retirement, or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 or Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 19(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Texas.

21. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, except that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan after             , 2022, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

AMERISAFE, INC.

2301 HIGHWAY 190 W

DeRIDOER, LA 70634

VOTE BY INTERNET - www.proxyvotecom

Use the Internet to transmit your voting instructions and for electronic delivery of

Information up until I 1 59 PM. Eastern Time the day before the cut-off date or meeting date Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-600490-6903

Use any touch-tone telephone to transmit your voting instructions up until 1159

PM, Eastern Time the day before the cut-off date or meeting date, Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, do Broadridge, 51 Mercedes Way, Edgewood, NY 11717,

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s) mark “For All except” and write the number(s) of the nominee(s) on the line below:

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors Nominees

01 Philip A, Garcia 02 Randy Roach 03 M’llard E. Morris

The Board of Directors recommends you vote FOR proposals 2, 3 and 4

2 To approve the 2012 equity and incentive compensation plan.

3 To approve executive compensation.

4 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012,

NOTE: Such other business as nay properly cone before the meeting or any adjournment thereof,

For Against Abstain

For address change consents mark here,

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor administrator, or other fiduciary please give full title as such, Joint owners should each sign personally, All holders must sign, If a corporate on or partnership p ease sign in fu 1 corporate or partnership name by authorized officer

Signature [PLEASE SIGN WITHIN BOX]

Date Signature (Joint Owners) Date

0000141827_1 R10.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/i OK Wrap is/are available at wwwroxyvotecom.

AMERISAFE, INC.

Annual Meeting of Shareowners

June 15, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Geoffrey R. Banta and G. Janelle Frost, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Amerisafe, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 15, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, wiN be voted i1 the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000141827_2 R10.0.11699